Exhibit 99(b)


     I hereby consent to the use of my name in the Registration Statement of Form S-4 on Wisconsin Communications Group, Inc. ("Wiscom") and Mid-Plains and any amendment thereto, as the same appears therein under the caption "Directors and Management of Wiscom Following the Mergers" with respect to my becoming a director of Wiscom.

February 18, 1997                       /s/ G. Burton Bloch

                                        G. Burton Bloch